Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Metabasis Therapeutics, Inc. for the registration of 6,046,471 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2006, with respect to the financial statements of Metabasis Therapeutics, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
November 10, 2006